EXHIBIT 99

Trico Marine Announces Offer to Sell $250 Million of Its Senior Notes Due 2012, Tenders for Any and All of Its Outstanding 8.50% Senior Notes Due 2005

HOUSTON, May 17 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR - News) announced today that it expects to make a private offer of $250 million of senior notes due 2012. Trico anticipates that the notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

Trico Marine expects to use all of the net proceeds of the offering of the senior notes due 2012 to purchase its existing 8.50% senior notes due 2005 pursuant to a tender offer. In connection with the tender offer, Trico Marine is also seeking consents to eliminate certain provisions in the indenture governing the Senior Notes due 2005.

Under the terms of the tender offer and the consent solicitation, Trico Marine will purchase tendered notes at a cash purchase price for each $1,000.00 principal amount of tendered notes equal to $1,034.00 plus accrued and unpaid interest on such principal amount up to but not including the payment date. The purchase price includes a consent payment of $25.00 for each $1,000.00 principal amount of tendered notes that will be paid only for notes tendered on or prior to the consent date, which will be 5:00 p.m. New York time, on May 29, 2002, unless extended by Trico Marine. Holders who tender notes after the consent date will not be paid the consent payment.

The tender offer will expire at 5:00 p.m. New York City time, on June 14, 2002, unless extended. Payment for notes tendered and accepted on or before May 29, 2002 will be made promptly following the closing of Trico Marine's debt offering of its senior notes due 2012. Payments for notes tendered and accepted after May 29, 2002 but on or prior to June 14, 2002 will be made promptly following the expiration of the tender offer. Consummation of the tender offer, and payment for tendered notes, is subject to the satisfaction or waiver of various conditions, including that Trico Marine having consummated the offering of $250 million of its senior notes due 2012 on terms and conditions acceptable to it.

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are acting as joint Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. The Information Agent is D.F. King & Co., Inc. and the Depositary is JPMorgan Chase Bank. Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 549-6746. Questions regarding the tender offer and the consent solicitation should be directed to Emily Shanks at Lehman Brothers Inc. at (800) 438-3242, or collect at (212) 528-7581, or Bear, Stearns & Co. Inc. at (877) 696-2327.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior notes due 2012, nor shall there be any sale of these senior notes in any state in which any such offer, solicitation or sale would be unlawful. This press release is also neither an offer to purchase nor a solicitation of an offer to sell 8.50% senior notes due 2005. The tender offer and the consent solicitation are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated May 17, 2002.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially form those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.